As filed with the U.S. Securities and Exchange Commission on February 11, 2021

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sparbar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5040	84-3853695
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Number)	Identification Number)

Sparbar, Inc.

7 Penn Plaza

Suite 420
New York, NY 10001

Telephone 1-800-803-6645

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

Telephone (302) 658-7581

All Communications to:

Todd S. Feinstein, Esq.

Feinstein Law, P.C.

111 Madrona Way

Sequim, WA 98382

(619) 990-7491

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer,” "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of Shares of Common Stock to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.0001 per share	15,870,024	$2.50	$39,675,060	$4,329

(1)	Represents 15,870,024 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.
(2)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(3)	Until such time as our common shares are quoted on the OTCQB, our shareholders will sell their shares at the price of $2.50 per share.
(4)	Calculated under Section 6(b) of the Securities Act of 1933 as 0.0001091 of the aggregate offering price.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED February 11, 2021

15,870,024 Common Shares

Sparbar, Inc.

Selling shareholders are offering up to 15,870,024 shares of common stock.  The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTCQB and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange or the NASDAQ stock market and is not eligible to trade on the OTCQB. There is no guarantee that our securities will ever trade on the OTCQB or on any listed exchange.

We are an “emerging growth company” and are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

This offering is highly speculative and these securities involve a high degree of risk. They should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Obligation

Until May 11, 2021 (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is February 11, 2021.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

 -i-

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or the SEC. Neither we nor any of the Registered Stockholders have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

For investors outside of the United States: Neither we nor any of the selling stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You are required to inform yourselves about, and to observe any restrictions relating to, the offering of common stock by the selling stockholders and the distribution of this prospectus outside of the United States.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “Sparbar,” the “Company,” “we,” “us,” and “our” refer to Sparbar, Inc., a Delaware Corporation.

 -ii-

SUMMARY INFORMATION

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. As used in this prospectus, the terms “we,” “our” or “us” refer to SparBar, Inc. and its consolidated subsidiaries, taken as a whole, unless the context otherwise indicates.

Company Organization

Sparbar, Inc. is a Delaware corporation formed on November 27, 2019 by our Director Kenny Lam to develop and distribute the Sparbar line of boxing and sporting equipment. Our principal executive office is located at 7 Penn Plaza, Suite 420, New York, NY 10001. Our telephone number is 1(800)-803-6645. The manufacturer’s website is www.sparbar.co.uk and is not part of this prospectus.

Business

Typical combat training equipment found in gyms – tools like heavy bags and speed bags - fail to effectively simulate the act of sparring, and in 2013, our founder Jasvinder Singh Gill decided to change all that with his invention of the SparBar sparring partner; the punching bag that punches back.

We are a designer, distributor, and marketer of boxing and fitness related sporting goods equipment under the well-recognized SparBar brand name. Since the 2013 invention of the SparBar sparring partner, SparBar has been the preeminent brand in the world of interactive combat training tools. Our products have been used for training by many of the biggest names in boxing and mixed martial arts, including multiple world champions like Anderson Silva, Anthony Joshua, Roberto Duran, Sugar Ray Leonard, Connor McGregor, Tyron Woodly, Roy Jones, Jr., Carlos Condit, Cung Lee, and Nick and Nate Diaz. With such rapid adoption by elite athletes, SparBar products have quickly established a reputation for quality, durability and performance. In order to capitalize on the widespread acceptance of the larger SparBar sparring partners, we are currently developing smaller, more portable models for use in homes and apartments without the space of a gym.

After building our brand image and racking up over 200 million social media views and features on Yahoo Finance, Business Insider, BBC, Netflix, Reuters, MSN, and CNN, we are primed for an aggressive push into the US market and beyond. We will accomplish this thanks to the Distribution and Licensing Agreement we signed with Mr. Singh Gill, granting a perpetual worldwide license to SparBar, Inc. for use of all intellectual property and the right to exclusively distribute SparBar products to the North American market. Our current product line includes four SparBar sparring partners: The SparBar Pro 3.0 Classic Edition, the SparBar 3.0 Classic, the SparBar Pro 4.0 and the SparBar Compact 180 Classic Edition. Other boxing equipment include: sporting Bags, hand wraps, full face headguards (adult and children), full face leather headguards (adults and children), genuine and artificial leather and Velcro® gloves (adults and children), body protectors, focus pads, noodle sticks, speedballs, wall striking targets, and punching bags. All products are manufactured in China.

Our strategy is to continue to leverage the unique qualities represented by the SparBar invention – innovation, intensity, power, and authenticity – to become a fully invaluable piece of equipment for the home gym, and an absolute necessity at any professional gym.

We currently sell our sporting goods equipment via institutional sales, social media sales, and direct sales to consumers over the internet, and our growing distribution channels include sporting goods stores, mass merchants, specialty stores and fitness clubs. We maintain strong relationships with our retail customers and gym management as a result of the strength and relevance of our brand and the quality of our products and customer service. We believe we are the market leader in interactive combat training technology, and we continually strive to enhance the durability, performance and protective features of our products through the use of the most advanced designs and materials available to maintain our authentic image and leading position in this market.

Competitive Strengths

We believe the following competitive strengths enable our success in the marketplace:

•        Authentic and powerful brand identity. The SparBar sparring partner history may have been invented a few years ago, but the concept and products already have established SparBar products as some of the most innovative and highest-quality combat training tool on the market. We believe the authenticity of the SparBar brand allows us to continue to expand our market position and assert our relevance as a broader active lifestyle brand.

•        Commitment to product innovation. We plan to introduce 7 new products over the next 2 years to fill every need for gyms, trainers, and individuals. We strive to enhance and develop the quality, durability and performance features of our products through the use of the most advanced designs, materials and technology available. Our commitment to product innovation has allowed us to maintain our leading market position with fighters and reinforce the authenticity of our brand at retail.

•        Strong relationships with end-users via social media and celebrity use. The strength and relevance of our brand and the quality of our products and service allows us to maintain strong relationships with retailers, gyms, and the public, and to drive sales via hashtags and influenced posts. We believe the quality of our relationships and the passion of our customers will allow us to continue to expand our offerings, improve the positioning of our products in stores and online, and allow us to introduce a broader range of products into our retailers’ stores.

•        Integrated global sourcing network. We source our products through third party manufacturers. We believe utilizing an integrated network of third-party vendors ensures brand consistency and product quality, allows us to leverage economies of scale for lower unit costs and increases the availability of product inventory to fill in-season demand on shorter lead times.

Background

Our operations to date have been devoted primarily to start-up and development activities, which include: (i) formation of the Company; (ii) development of our business plan; (iii) execution of licensing and distribution agreements, (iv) development and initiation of marketing and advertising plans, and (v) protection and development of intellectual property (“IP”).

From inception to December 31, 2019, $10,897, or 100% of our total operational expenses were related to professional fees. These fees are comprised of the following:

Description	Amount	% Total Exp.
Corporate Fees	$897	8.3%
Legal fees	$10,000	91.7%
Total professional fees	$10,897	100%

On January 7, 2020, the Company entered into a distribution and licensing agreement with the UK-based company Sparbar, Ltd. (“Sparbar, Ltd.”) which granted the Company the exclusive right to market and sell SparBar products in the USA, along with a perpetual license to use and control all of Sparbar, Ltd.’s intellectual property in the US region. As consideration, the Company paid six million (6,000,000) shares to the Company’s CEO and President Mr. Singh Gill, the founder and creator of the original SparBar sparring partner and the sole shareholder of Sparbar, Ltd.

From our inception on November 27, 2019, until the date of this filing we have had limited operating activities. Since our inception we have generated revenues of $434,059. From November 27, 2019 to September 30th, 2020, we have a net loss of $38,295.

Since our inception on November 27, 2019 through September 30th, 2020, we raised an aggregate of $853,760 from the sale of our common stock. We used the proceeds of the offering for working capital.

Research and Development

On March 1, 2020, in cooperation with Sparbar, Ltd., we began development of a unique new SparBar sparring partner that incorporates features sought by our customers. We continue to develop the concept, and once technical drawings are complete, we intend to file an application for a patent with the United States Patent and Trademark Office. We are also researching the necessary technology that will allow us enhanced data capture and delivery abilities during customer use of our products to provide a significantly more compelling experience for our customers. Additional developments include modifications to current products including add-on attachments, switching products, design look. We are also seeking qualifying additional manufacturers to further increase product quality and quality control, improve manufacturing efficiency, reduce overhead, and shorten production and delivery time frames.

On January 8, 2020, our Board of Directors created two Committees to assist in the development of corporate and marketing strategies; the Corporate Advisory Committee and the Athlete Advisory Committee. Working with our professional legal advisors, the Board approved certain agreements to be used when appointing advisors, athlete advisors and brand ambassadors. From January to the date of this prospectus, the Company has engaged a number of advisors, athlete advisors, and brand ambassadors to assist the Company.

Also during this period, the Company continued to revise and augment its marketing materials, website, and social media programs.

Plan of Operations

During the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions and available funding:

Event	Actions	Estimated Time (2021)	Estimated Cost
E-Commerce, Digital Resigns and Upgrades	Redesign, relaunch of SparBar.com E-Commerce platforms	Q1	$10,000
Inventory Purchases	Pay for new inventory for the start of 2021 new year	Q1	$50,000
Pre-sale Launch of new SparBar 4.0 colors	Pre-sale Launch of various colors of SparBar 4.0 sold on SparBar.com	Q1	$30,000
Launch of New Punching Gloves	Variety of Colors for Leather and Artificial Leather Velcro Gloves for Adults and Kids	Q1	$15,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q1	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q1	$10,000
Introduction of Additional SparBar Equipment	Sporting Bags, Handwraps, and Full Face Leather Headguards for Adults and Kids	Q2	$15,000
Launch of other Boxing Equipment and Accessories	Body Protectors, Focus Pads, Noodle Sticks, Speedballs, Leather Wall Striking Targets and Punching Bags	Q2	$20,000
Continued Protection of SparBar IP	Continuous build up of SparBar IP and Design Rights across the Globe	Q2	$15,000
Inventory Purchases	Pay for new inventory purchases for Q2	Q2	$100,000
Launch of Sparbar Master Digital Classes	Launching SparBar Master Digital Online Classes Subscription Base Model	Q1-Q2	$25,000
Marketing and Advertising	Advertising new equipment and accessories	Q2-Q4	$25,000

Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q2	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q2	$10,000
Preparation and Launch of SparBar TV and Media	Focus on SparBar Media with Over 250M+ Social Media Video Views and used by World Champions, International Celebrities and Professional Fighters	Q3	$20,000
Launch Licensing Agreements with Gyms and Fitness Centers	Licensing Agreements with Gyms and Fitness Centers Creating Classes for “The SparBar Experience”	Q3	$10,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q3	$30,000
Continued R&D on current and new versions	Research and Development of current equipment upgrades and new designs	Q3	$15,000
Inventory Purchases	Pay for new inventory purchases for Q3	Q3	$200,000
Launch of Torpedo Bar	Launch of new Torpedo and Tornado Bars	Q3-Q4	$20,000
Marketing and Advertising	Advertising new equipment and accessories	Q4	$15,000
Launch of Torpedo Bar	Launch of new Torpedo and Tornado Bars	Q3-Q4	$20,000
Inventory Purchases	Pay for new inventory purchases for Q2	Q4	$400,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q4	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q4	$10,000
	TOTAL		$1,045,000

The total estimated costs of our short-term operational plans for the next twelve (12) months are $1,045,000. If we are unable to raise additional funds through private placements, registered offerings, debt financing or other sources, we may need to postpone the further development of our marketing plan and IP protection. Without additional funding, we may only be partially successful or completely unsuccessful in implementing our business plan. We anticipate that our current cash on hand will enable us to maintain minimum operations and working capital requirements for at least 8 months.

As of September 30, 2020, we have $368,538 in our bank account. Our estimated day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months as set forth above, are estimated to be approximately $300,000 to maintain minimal operational activities during the next 12 months.  In addition, we will have $50,000 for the costs related to the filing of this Registration Statement and anticipate less than $100,000 to maintain publicly traded status thereafter. However, as stated above, in order to implement our Plan of Operations for the next 12 months we will need to secure $1,500,000. If we are unable to secure the necessary funds, we will not be able to undertake some or all of our planned business development activities. Accordingly, we anticipate, based upon the assumption of $368,538 in registration statement and day-to-day operational costs during the next 12 months, a minimum average monthly burn rate of no more than $20,000 during the next 12 months, which will be paid from our existing funds.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an “emerging growth company” within the meaning of the JOBS Act. As an “emerging growth company,” we intend to take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.”

In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of this exemption from new or revised accounting standards. Accordingly, we will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We will remain an “emerging growth company” until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the listing of our Class A common stock on the NYSE.

For certain risks related to our status as an “emerging growth company,” see the section titled “Risk Factors—Risks Related to Our Business—We are an ‘emerging growth company,’ and the reduced disclosure requirements applicable to ‘emerging growth companies’ may make our common stock less attractive to investors.”

The Offering

As of the date of this prospectus, we had 25,498,024 shares of common stock outstanding.

Selling shareholders are offering up to 15,870,024 shares of common stock. The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $30,000. We will not receive any proceeds of the sale of these securities.

Our common stock is not traded on any public market, although we intend to apply to have the prices of our common stock quoted on the OTCQB maintained by OTC Markets Group, Inc. (“OTCMarkets”), when the registration statement of which this Prospectus is a part is declared effective. There can be no assurance that a market marker will agree to file the necessary documents with FINRA to enable us to participate on the OTCMarkets for quoting on the OTCQB, nor can there be any assurance that any application filed by any such market maker for quotation on the OTCQB or other OTCMarkets tier will be approved. As of the date of this Prospectus, we have not made any arrangement with any market maker to quote our shares. Please refer to the discussion under “Risk Factors” regarding the highly illiquid nature of investment in our shares. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from November 27, 2019 (Inception) to December 31, 2019.  Our working capital deficit as of December 31, 2019 was $8,397.

December 31, 2019
Financial Summary (Audited)
Cash	$2,500
Total Assets	$2,500
Total Liabilities	$10,897
Total Stockholder’s Deficit	$(8,397)

Statement of Operations	November 27, 2019, (Inception) to December 31, 2019

Revenue	$—
Total Expenses	$10,897
Net Loss for the Period	$(10,897)
Net Loss per Share	$(0.00)

The tables and information below are derived from our unaudited financial statements for the nine months ended September 30, 2020.  Our working capital as of September 30, 2020 was $368,538.

September 30, 2020
Financial Summary (Unaudited)
Cash	$368,538
Total Assets	$826,366
Total Liabilities	$10,897
Total Stockholder’s Equity	$815,469

Statement of Operations	January 1, 2020 to September 30, 2020

Sales	$434,059
Cost of goods sold	$242,589
Gross profit	$191,470
Total Operating Expenses	$218,868
Net Income for the Period	$(27,398)
Net Income per Share	$0.00

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We have negative cash flow from operations. As a result, our independent registered public accounting firm has included an explanatory paragraph in their audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with little historical performance for you to base an investment decision upon, and we may never become profitable.

We were recently formed on November 27, 2019. From our inception through September 30, 2020, we had revenues of $434,059. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early-stage company, and whether we will ever become profitable.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our potential revenues will be negatively impacted.

Because we have limited historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $20,000 per month or $240,000 annually. After this registration statement is declared effective our operating expenses will be approximately $20,000 per month or $240,000 annually. We will require $20,000 per month or $240,000 over the next twelve months to meet our existing operational costs, which consist of rent, advertising, salaries and other general, administrative expenses to comply with the costs of being an SEC reporting company.

As of September 30, 2020, we had $368,538 of cash and cash equivalents for our operational needs. If we fail to generate sufficient revenues to meet our monthly operating costs of $20,000 we will not have available cash for our operating needs after approximately one month. Until we generate material operating revenues, we require additional debt or equity funding to continue our operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $5,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTCQB, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTCQB. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

We are not subject to the 15(d) reporting requirements under the securities exchange act of 1934 which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided the Company has less than 300 shareholders, the Company is not required to file these reports. If the reports are not filed, the investors will have reduced visibility as to the Company and its financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, the Company is not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; the Company will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our Company; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

If we are unable to grow the brand recognition for SparBar sufficiently, we will not be able to generate meaningful revenues.

The sports equipment market is driven in part by brand name recognition and celebrity endorsements. We must further develop a network of celebrity athletes, gyms, and other stakeholders in order to build brand recognition of our combat equipment. Brand recognition will establish a position in the combat sports market and, if successful, will help us generate revenues. If we do not establish our brand name, we will not be able to generate meaningful revenues and our business could fail.

We may be unable to gain market acceptance of our products in areas which are not yet developed.

Our survival is currently dependent upon the success of our efforts to gain significant market share, first in North America and then overseas. Should our target market not be as responsive to our combat sports products as we expect, we will be unable to generate sufficient revenues to grow the business.

If we are unable to protect our proprietary and technology rights our operations will be adversely affected.

Our success will depend in part on our ability to protect our proprietary rights and technologies.   In order to obtain patent protection for our products, the Company will have to file patent applications with the USPTO or other governmental agencies. There is no guarantee that a patent will be granted.  We rely on a combination of trademark laws, copyright laws, patent laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights.  However, not all of these measures may apply or may afford only limited protection.  Our failure to adequately protect our proprietary rights may adversely affect our operations.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary.  Based on the nature of our business, we may or may not be able to adequately protect our rights through patent, copyright and trademark laws.  Our means of protecting our proprietary rights in the United States or abroad may not be adequate, and competitors may independently develop similar technologies. In addition, litigation may be necessary in the future to:

  Enforce intellectual property rights;
  Protect our trade secrets;
  Determine the validity and scope of the rights of others; or
  Defend against claims of infringement or invalidity.

Any such litigation could result in substantial costs if we are held to have willfully infringed or to expend significant resources to develop non-infringing technology and would divert the attention of management from the implementation of our business strategy.  Furthermore, the outcome of litigation is inherently difficult to predict and we may not prevail in any litigation in which we become involved.

Preventing sales of counterfeit versions of SparBar equipment may require significant funds, and if we are unable to prevent counterfeit sales, our revenues will be negatively impacted.

There are currently parties who are passing off their own equipment as SparBar brand equipment. We are actively spending funds with professional advisors to prevent this, and we expect it to be an ongoing issue that will require the expenditure of significant funds on legal process and market monitoring. If we fail to prevent parties from flooding the market with cheap counterfeits of SparBar products, we will lose sales and possibly suffer reputational damage, and our revenues will be negatively impacted.

Our products are manufactured by third parties in a foreign country.

We purchase our products from another company which oversees manufacturing of SparBar products, and we have less control over third parties because we cannot control their personnel, schedule or resources. Detecting manufacturing or design faults will be more difficult than they would if manufacturing was under our control, and any such fault or error could cause delays in delivering our product or require design modifications and would likely have a more detrimental impact on our business than if we were a more established company. If this happens, we could lose anticipated revenues.

Disruption to our supply chain of parts needed for constructing our products could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its parts needed for constructing its products from suppliers. However, there is no guarantee that some of the current suppliers may not be able to continue to provide parts needed for constructing our products from our current suppliers.  We have no written agreements with any of our suppliers and order these parts from different manufacturers on a purchase order basis. If the manufactured parts do not meet quality standard, the parts are not accepted by us. This could cause a shortage of those parts in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before we can obtain replacement parts from other suppliers. This could reduce or eliminate our revenues.

Damage claims against our products could reduce our sales and revenues.

We have not had significant claims for damages or losses from our products to date, but if any of our products are found to cause injury or damage, the Company could suffer financial damages. We attempt to include liability limitations and indemnification terms in our contracts where possible, but there can be no assurance that any such provisions in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations Any claims for damages related to the products we sell could also damage our reputation, reduce our revenues, and/or invite scrutiny from national regulators.

We may not be able to compete effectively against our competitors.

We face strong competition from well-established companies and small independent companies that have established products with brand recognition and greater financial resources than we have. We will be at a competitive disadvantage in gaining brand recognition, employees, financing and other resources required to provide combat sports products demanded by prospective customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. If we are unable to effectively compete with other combat sports equipment providers, our business may fail and investors may lose their entire investment.

As our business grows, we will need to attract additional managerial employees which we might not be able to do.

We have three Directors and three Officers. In order to grow and implement our business plan, we will need to add managerial talent in sales, technical, and finance, amongst other disciplines. There is no guarantee that we will be successful in adding such managerial talent.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Amended and Restated Bylaws (“Bylaws”) may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management. Furthermore, our CEO holds 3,000,000 shares of preferred voting stock, with each share entitled to vote the equivalent of 12 shares of common stock (see “Risks Related to Our Common Stock, below).

Provisions of our Certificate of Incorporation, Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation, Bylaws and Delaware law, as applicable, among other things:

  provide the board of directors with the ability to alter the Bylaws without stockholder approval;
  provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum; and
  provide that special meetings of stockholders may be called only by our board.

Our management controls a large block of our voting capital stock that will allow them to control us.

As of December 7, 2020, members of our management team beneficially own approximately 74% of our outstanding voting capital. As a result, management may have the ability to control substantially all matters submitted to our stockholders for approval including:

  election of our board of directors;
  removal of any of our directors;
  amendment of our Certificate of Incorporation or Bylaws; and
  adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. Any additional investors will own a minority percentage of our voting capital stock and will have minority voting rights.

Risks Related To Our Management

Should we lose the services of Jasvinder Singh Gill, our founder, director, CEO, and inventor of the original Sparbar product, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Jasvinder Singh Gill, our founder, director, CEO, and inventor of the original Sparbar product, who would be difficult to replace. The services of Mr. Singh Gill are critical to the management of our business and operations as well as future product development. We do not maintain “key man” life insurance on Mr. Singh Gill. Should we lose the services of Mr. Singh Gill and be unable to replace his services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Jasvinder Singh Gill, our president, chief executive officer and director and Kenny Lam, our Managing Director are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to our chief executive officer and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on the one member of our board of directors who is not independent to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. These functions are performed by our three founding directors. Because our directors are not independent, there is a potential conflict between their or our interests and our shareholders’ interests since some of our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may be affected by management decisions. Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Selling Our Products Through Our Own Website

The security risks or perceived risks of selling through our own website may discourage users from purchasing through our website.

In order to make sales over the internet, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of user data. Any breach could cause users to lose confidence in the security of our website and choose to not purchase our products through our website.

We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we will use to protect user data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be liable if third parties misappropriate our users’ personal financial information.

If third parties are able to penetrate our network security or otherwise misappropriate our users’ personal information, or if we give third parties improper access to our users’ personal information, we could be subject to liability. This liability could include claims for impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

System and online security failures could harm our business and operating results.

Our sales and customer service will depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Our Internet host provider does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. Any substantial interruptions could result in the loss of data and could completely impair our ability to generate revenues. We do not presently have a full disaster recovery plan in effect to cover the loss of all facilities and equipment. We do have business interruption insurance; however, do intend to utilize redundant data centers around the U.S.

.

Risks Related to Our Common Stock

Our directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 25,498,024 shares of common stock outstanding, each entitled to one vote per common share. Our directors hold 9,628,000 shares, representing 37.76% of our outstanding shares. Furthermore, our CEO holds 3,000,000 shares of preferred voting stock, with each share entitled to vote the equivalent of 12 shares of common stock. As a result, our management has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Our directors’ control of our voting securities may make it impossible to complete some corporate transactions without their support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCQB, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a Securities & Exchange Commission reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

If in the future we are not required to continue filing reports under Section 15(d) of the 1934 Act, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common shares can no longer be quoted on the OTCQB, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTCQB, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTCQB.

We issued 3,000,000 shares of preferred stock to our CEO which may be converted into shares of common stock and may dilute our share value.

Pursuant to our certificate of incorporation, our board of directors issued 3,000,000 shares of preferred stock to our CEO Jasvinder Singh Gill in compensation for his services. Each share is convertible into one share of common stock in the Company at Gill’s option. The conversion of the preferred stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. See “Executive Compensation” for more information.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our certificate of incorporation authorizes us to issue 490,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this prospectus, we had 25,498,024 shares of common stock outstanding. Accordingly, we may issue up to an additional 464,501,976 shares of common stock. As of the date of this prospectus, we have issued warrants which allow the holders to purchase up to 34,330,698 shares of our common stock at a range of prices between $0.10 and $3.00 per share. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders and might have an adverse effect on any trading market for our common stock. Additionally, we are authorized to issue 10,000,000 shares of blank-check preferred stock of which 3,000,000 are outstanding. Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders, which may have the effect of diluting the value of the shares held by our stockholders and might have an adverse effect on any trading market for our common stock.

Other Risks

A local, regional, national or international outbreak of a contagious disease, including, but not limited to, COVID-19, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu or any other similar illness, or a fear of any of the foregoing, could adversely impact us by causing operating, manufacturing supply chain, and project development delays and disruptions, labor shortages, travel and shipping disruption and shutdowns (including as a result of government regulation and prevention measures).

If we are unable to mitigate the impacts of the COVID-19 outbreak on our operations, we may be unable to fulfill our product delivery obligations to customers, our costs may increase, and our revenue and margins could decrease. It is unknown whether and how the Company may be affected if such an epidemic persists for an extended period of time. A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products. To date the outbreak has not had a material adverse impact on our operations. However, the future impact of the outbreak is highly uncertain and cannot be predicted, and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain COVID-19.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

SOME OF THE STATEMENTS IN THIS PROSPECTUS ARE “FORWARD-LOOKING STATEMENTS.” THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHERS, THE FACTORS SET FORTH ABOVE UNDER “RISK FACTORS.” THE WORDS “BELIEVE,” “EXPECT,” “ANTICIPATE,” “INTEND,” “PLAN,” AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE AND REVISE ANY FORWARD-LOOKING STATEMENTS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT TO REFLECT ANY FUTURE OR DEVELOPMENTS. HOWEVER, THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 IS NOT AVAILABLE TO US AS A NON-REPORTING ISSUER. FURTHER, SECTION 27A(B)(2)(D) OF THE SECURITIES ACT AND SECTION 21E(B)(2)(D) OF THE SECURITIES EXCHANGE ACT EXPRESSLY STATE THAT THE SAFE HARBOR FOR FORWARD LOOKING STATEMENTS DOES NOT APPLY TO STATEMENTS MADE IN CONNECTION WITH AN INITIAL PUBLIC OFFERING.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders’ shares. The price of the shares we are offering were arbitrarily determined. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

  Our lack of significant revenues
  Our growth potential
  The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer.  All selling security holders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	Remaining Shares if All Registered Shares Sold [1]	% Before Offering	% After Offering	Material Transactions with Selling Shareholder in past 3 years

Rebecca Urena	80,000	80,000	0	0.31%	0.50%	N/A
Alt Astra LLC	520,000	520,000	0	2.04%	3.28%	N/A
I Solutions Marketing LLC	800,000	800,000	0	3.14%	5.04%	N/A
Henry Heeney	200,000	200,000	0	0.78%	1.26%	N/A
Nikita Viktorovich Medvedev	105,000	105,000	0	0.41%	0.66%	N/A
Shirley Tam	80,000	80,000	0	0.31%	0.50%	N/A
Jon Bakhshi	613,334	613,334	0	2.41%	3.86%	N/A
DAT Holdings Inc.	60,000	60,000	0	0.24%	0.38%	N/A
Alice Black	413,334	413,334	0	1.62%	2.60%	N/A
James Park	145,000	145,000	0	0.57%	0.91%	N/A
GPL Ventures LLC	120,000	120,000	0	0.47%	0.76%	N/A
Shou-Su Yu	880,000	880,000	0	3.45%	5.55%	N/A
Udyr Tech LLC	1,000,000	1,000,000	0	3.92%	6.30%	N/A
Jian Lin	250,000	250,000	0	0.98%	1.58%	N/A
R1 Ventures LLC	716,667	716,667	0	2.81%	4.52%	N/A
N85 Holdings, LLC	1,000,000	1,000,000	0	3.92%	6.30%	N/A
Peter Chang	1,000,000	1,000,000	0	3.92%	6.30%	N/A
Wang Liping	600,000	600,000	0	2.35%	3.78%	N/A
Helen Tin	101,000	101,000	0	0.40%	0.64%	N/A
Tsun Yee Law	16,667	16,667	0	0.07%	0.11%	N/A
Thomas Tin	16,700	16,700	0	0.07%	0.11%	N/A
Teng Fei Liu	13,000	13,000	0	0.05%	0.08%	N/A
Cambridge Consultants Inc.	17,000	17,000	0	0.07%	0.11%	N/A
Sparbar Holding Company LLC	166,667	166,667	0	0.65%	1.05%	N/A

I Financial Ventures Group LLC	4,580,000	4,580,000	0	17.96%	28.86%	N/A
Sera Choi-Lueyen	20,000	20,000	0	0.08%	0.13%	N/A
MT Ironworks Inc.	33,334	33,334	0	0.13%	0.21%	N/A
Remid Management Inc.	16,667	16,667	0	0.07%	0.11%	N/A
Dazzling Beauty LLC	66,667	66,667	0	0.26%	0.42%	N/A
Sushant Nagpal	16,667	16,667	0	0.07%	0.11%	N/A
Peter Nicholas Sacramone	16,667	16,667	0	0.07%	0.11%	N/A
Arthur Funding Inc.	50,000	50,000	0	0.20%	0.32%	N/A
Melvin Milan Rosario	16,667	16,667	0	0.07%	0.11%	N/A
Jennifer Chan	10,000	10,000	0	0.04%	0.06%	N/A
Zaki Omar	100,000	100,000	0	0.39%	0.63%	N/A
Matthew Warner	216,667	216,667	0	0.85%	1.37%	N/A
Jianpeng Liu	66,667	66,667	0	0.26%	0.42%	N/A
Jeffrey Huang	20,000	20,000	0	0.08%	0.13%	N/A
Perry Boon	50,000	50,000	0	0.20%	0.32%	N/A
Vincent Ng	33,334	33,334	0	0.13%	0.21%	N/A
Clement Cheung	66,667	66,667	0	0.26%	0.42%	N/A
Nelson Cheng-Lin	26,667	26,667	0	0.10%	0.17%	N/A
Jeffrey Hsieh	33,334	33,334	0	0.13%	0.21%	N/A
Jackie W. Lee	50,000	50,000	0	0.20%	0.32%	N/A
Eric Chung	50,000	50,000	0	0.20%	0.32%	N/A
Emilio Sierra	650	650	0	0.00%	0.00%	N/A
Nicholas Guerrero	50,000	50,000	0	0.20%	0.32%	N/A
Zoila Caridad Coki	30,000	30,000	0	0.12%	0.19%	N/A
Fang Fang Li	10,000	10,000	0	0.04%	0.06%	N/A
Ildeme Mahinay Koch	250,000	250,000	0	0.98%	1.58%	N/A
Ray McCline	50,000	50,000	0	0.20%	0.32%	N/A
Roxanne Passarella	50,000	50,000	0	0.20%	0.32%	N/A
H.Mhoang (Master Wong)	25,000	25,000	0	0.10%	0.16%	N/A

Amy Zhou	100,000	100,000	0	0.39%	0.63%	N/A
Andrew Donlley	50,000	50,000	0	0.20%	0.32%	N/A
Joe Long	50,000	50,000	0	0.20%	0.32%	N/A
Richie Cranny	25,000	25,000	0	0.10%	0.16%	N/A
Louis Brow	2,500	2,500	0	0.01%	0.02%	N/A
Justin Beacall	12,500	12,500	0	0.05%	0.08%	N/A
The Coup - Melanie Marten	25,000	25,000	0	0.10%	0.16%	N/A
Michal Wlazlo	10,000	10,000	0	0.04%	0.06%	N/A
Rajinder Bhurji	12,500	12,500	0	0.05%	0.08%	N/A
Robert Nikic	10,000	10,000	0	0.04%	0.06%	N/A
Cliff Bura	50,000	50,000	0	0.20%	0.32%	N/A
Jackie Atkins	25,000	25,000	0	0.10%	0.16%	N/A
Kye Didloff Lacy (Jay Lacy Guardian)	5,000	5,000	0	0.02%	0.03%	N/A
Kirsty Hill	5,000	5,000	0	0.02%	0.03%	N/A
Green Solutions Ltd.	300,000	300,000	0	1.18%	1.89%	N/A
Lord Douglas O’Young	50,000	50,000	0	0.20%	0.32%	N/A
Danny Abramov	50,000	50,000	0	0.20%	0.32%	N/A
Jared Yu	50,000	50,000	0	0.20%	0.32%	N/A
Ringside Development LLC	100,000	100,000	0	0.39%	0.63%	N/A
Karol Itauma	12,500	12,500	0	0.05%	0.08%	N/A
Enrico Itauma	5,000	5,000	0	0.02%	0.03%	N/A
TOTAL	15,870,024	15,870,024

We are registering up to 15,870,024 common shares for each selling shareholder. We are not registering common shares held by our officers or directors.

We are registering 3,925,000 shares for 29 selling shareholders who rendered services to us. During the period between inception to September 30, 2020 we sold 11,945,024 common shares for cash consideration and 3,925,000 common shares for services to the selling stockholders as reflected in the chart above.

We relied on Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the securities above. We believe that Section 4(a)(2) was available because:

  Each investor had a pre-existing relationship with our chief executive officer or our directors at the time of the offer and sale.
  None of these issuances involved underwriters, underwriting discounts or commissions.
  Restrictive legends were and will be placed on all certificates issued as described above.
  The distribution did not involve general solicitation or advertising.
  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the foregoing transactions, we provided the following to all investors:

  Access to all our books and records.
  Access to all material contracts and documents relating to our operations.
  The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

Blue Sky Considerations

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCQB Marketplace, investors should consider any secondary market for the Company’s securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTCQB Marketplace. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered gf the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: AL, CA, IL, KY, LA, MT, NH, NY, PA, TN and VA

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 15,870,024 shares of common stock. The selling shareholders will offer their shares at $2.50 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker’s transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over-the-counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

OTCQB Marketplace Considerations

To be quoted on the OTCQB Marketplace, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTCQB Marketplace.

The OTCQB Marketplace is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCQB Marketplace. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB Marketplace.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCQB Marketplace has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in this marketplace is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTCQB Marketplace will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCQB Marketplace rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTCQB Marketplace securities. Investors do not have direct access to the marketplace’s service. For these securities, there only has to be one market maker.

These transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on this marketplace, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because these stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTCQB Marketplace.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue up to 10,000,000 shares of preferred stock in one or more series without stockholder approval, except as may be provided by the terms of any class or series of preferred stock then outstanding. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other rights, and any qualifications, limitations or restrictions, of each class or series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding common stock.

Our board of directors issued 3,000,000 shares of Series A Convertible Preferred Voting stock to our CEO Jasvinder Singh Gill as part of his compensation package with the Company. These shares may be converted by the CEO into shares of common stock on a 1 for 1 basis. The holder of such shares is entitled to vote with the holders of the Company’s common stock, with each share of preferred stock having the value of 12 shares of common stock for voting purposes.

Anti-Takeover Effects

Our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous, including the following:

•

Series A Preferred Voting Stock. Our CEO holds 3,000,000 shares of Series A Preferred Convertible Voting Stock, which entitles the holder to vote 12 shares of common stock for each share of preferred stock. This provides the holder with the ability to control the outcome of certain matters requiring stockholder approval, even if such holders owns significantly less than a majority of the shares of our outstanding common stock.

•	Issuance of Undesignated Preferred Stock. Our board of directors will have the authority (subject to the approval of the holders of Series A Preferred stock) without further action by our stockholders, to issue up to 7,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limited Liability and Indemnification

Our Articles of Incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person conducted himself or herself in good faith;
  reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and
  in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the Company, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal.  Our director and executive officer is as follows:

Name	Age	Positions
Jasvinder Singh Gill	45	Director, President and Chief Executive Officer
Kenny Lam	37	Director, Chief Operating Officer
Lin Kuan Liang Nicolas	32	Director, Chief Financial Officer

Jasvinder Singh Gill, President, Chief Executive Officer and Director

A native of the United Kingdom, Mr. Jasvinder Singh Gill is the inventor of the SparBar sparring partner and the founder and CEO of SparBar, Inc. He designed and developed the Company’s principal creation and has been responsible for all R&D since inception. Prior to founding SparBar, Mr. Singh Gill has worked as lead software developer on blue chip client projects and founded a web design company. Since 2013, Mr. Singh Gill has worked to help generate market awareness and branding for SparBar products as well as designing the supply chain and business plan.

Prior to 2013, Mr. Singh Gill worked as a programmer on major projects for Warner, Jaguar, Mars, JCB, Mitsubishi, and many more companies. His primary industry focus was software and design.

Mr. Gill, our co-founder President and CEO, will devote his full time to our business.

Kenny Lam, Chief Operating Officer and Director

Mr. Lam, SparBar’s Managing Director and a Director, is responsible for leading the development of the Company’s short and long-term strategy, creating and implementing the Company mission, ensuring the Company meets its goals and maintains high levels of social responsibility wherever it does business.

Mr. Lam has worked for some of the largest investment institutions in the world including JP Morgan Chase, Capital One, and Citibank, and is the founder and principal of Blue Ocean Property Group, an advisory firm dedicated to investment sales, capital advisory, and property management.

Mr. Lam also dedicates his time and resources back the local community by serving on the Boards of Directors of several New York area charities and trade associations.

Lin Kuan Liang Nicolas, Chief Financial Officer and Director

Mr Lin is an experienced corporate finance executive with over a decade of experience advising primarily Chinese and other Asian clients in equity capital markets transactions, which role comprised advising on capital structure, corporate reorganization and M&A activities.

Since November 2019, Mr. Lin has been Vice President of Grow Wealth, Inc,, a consulting company, where he is responsible for business development. Mr Lin also serves as a Director of Advance Opportunities Fund and Advance Opportunities Fund I, funds focused on investing in publicly listed companies in South East Asia since March 2019. From April 2018 to September 2019, Mr Lin served on the board of Hawkeye Systems, Inc. an OTCQB company focused on the development and invention of 360° cameras for military use.

Mr. Lin was Executive Director of Bard Ventures Ltd., a TSX-Ventures listed company focused in mining, where he oversaw corporate matters. At Bard Ventures, Mr. Lin worked with other members to ensure compliance with TSX-Ventures and worked with the CEO to identify acquisition opportunities. From July 2017 to August 2019, Mr. Lin was Chief Executive Officer of Technovative Group, Inc., an OTCQB company focused on a blockchain-based code-less development platform. From January 2013 to November 2018, Mr. Lin served initially as Vice-President and then also as an Executive Director at Moxian, Inc., a Nasdaq company that provides an online platform for small and medium sized enterprises with physical stores to conduct business online, interact with existing customers and obtain new customers. While serving as a Vice-President at Moxian, Mr. Lin oversaw compliance and corporate work, assisted with the preparation and review of Moxian’s filings with the SEC and reviewed general corporate contracts. As an Executive Director at Moxian, Mr. Lin oversaw the legal and accounting department, and was responsible for handling corporate affairs.

From January 2013 to April 2017, Mr. Lin was a manager at 8i Capital Ltd., where he was involved in advising businesses to list in the United States and London, as well as fundraising activities and restructuring work.

Family Relationships

There are no family relationships between or among our officers and directors.

Legal Proceedings of Officer/Director/Nominees

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

  Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),
  Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,
  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
  Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.
  Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.
  Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 7 Penn Plaza, Suite 420, New York, NY 10001.

		Amount
Title of		Beneficial	Direct	Indirect	Percent
Class	Position	Ownership(1)	Ownership	Ownership	of Class

COMMON	Jasvinder Singh Gill(2) Chief Executive Officer, President, Director	6,000,000	6,000,000	0	23.45%
COMMON	Lin Kuan Liang Nicolas(3), Chief Financial Officer, Director	1,800,000	1,800,000	0	7.04%
COMMON	Kenny Lam(4), Chief Operating Officer, Director	1,800,000	1,800,000	0	7.04%
PREFERRED	Jasvinder Singh Gill(5) Chief Executive Officer, President, Director	3,000,000	3,000,000	0	100%

(1)	This table is based upon information derived from our stock records. Applicable percentages are based upon 25,498,024 shares of common stock outstanding as of the date of this Prospectus.
(2)	On January 2, 2020, we issued 6,000,000 shares of our common stock as consideration for Mr. Gill’s execution of that certain Distribution and Licensing Agreement dated 01/07/2020.
(3)	On January 2, 2020, we issued 1,800,000 shares of our common stock to Mr. Lin Kuan Liang Nicolas in part payment for Mr. Lin’s service on the Board of the Company. Mr. Lin paid $1,800.00 for the shares at a price of $.001 per share.
(4)	On January 2, 2020, we issued 1,800,000 shares of our common stock to Mr. Kenny Lam in part payment for Mr. Lam’s service on the Board of the Company. Mr. Lam paid $1,800.00 for the shares at a price of $.001 per share.
(5)	On November, 2020, we issued 3,000,000 shares of Series A Preferred Convertible Voting stock to Jasvinder Singh Gill in partial compensation for his services as President and CEO of the Company pursuant to the Executive Services and Compensation Agreement.

We are not registering shares held by our officers and directors. The chart above is based upon 25,498,024 shares outstanding. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 490,000,000 shares of common stock with $0.0001 par value per share. As of the date of this registration statement, there were 25,498,024 of common stock issued and outstanding held by 76 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to September 30, 2020, included in this prospectus have been audited by Marcum LLP, our independent registered public accounting firm, to the extent and for the periods set forth in their report, are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by the Feinstein Law Firm, of Sequim, Washington.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

The Company’s Certificate of Incorporation and Bylaws include provisions that eliminate the personal liability of the directors of the Company for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of directors to the Company and its stockholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit.

These provisions do not affect a director’s liabilities under the federal securities laws or the recovery of damages by third parties. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF BUSINESS

Organization

SparBar, Inc. or the “Company,” is a Delaware corporation formed on November 27, 2019. Our principal executive office is located at 7 Penn Plaza, Suite 420, New York, NY 10001.

Business

Sparbar, Inc., is the marketer and distributor of the SparBar sparring partner and SparBar® brand fitness, boxing, and combat training accessories. Our patent-pending concept is based on the simple fact that, before the SparBar sparring partner, no punching bag would hit you back, limiting the use of conventional bags by fighters looking for a more realistic training session. As SparBar sparring partners become widespread, we will continue to expand our line of fitness products to include apparel, training equipment, and dietary supplements.

Our fixtures and patent pending system design are based upon a modular concept in which primary components are interchangeable and customization of parts and colors is easy.

Industry Background

Ignited in part by the success of the Ultimate Fighting Championship, combat sports like boxing, MMA, kickboxing, kung fu, and karate have risen to new heights over the past two decades, and combat sports are not just for angry young men anymore. Soccer moms now take Thai boxing and Krav Maga classes, students in gym class learn Brazilian Jiujitsu, and people of all ages are embracing combat training for various reasons: Fitness, self-defense, and to emulate their favorite celebrity athletes. This resurgence has caused explosive growth in gym facilities, including a new wave of multipurpose combat gyms who teach punching and kicking to the public.

The fitness activity market is valued at $109 billion, and 3.7% of the world’s population are gym members: Some 190 million people spend around $83 billion on gym memberships and training fees at commercial gyms and studios. SparBar’s sparring partner products will provide those gyms and studios with a well-built, durable and completely innovative piece of equipment that will be necessary for any credible gym instructing combat sports.

Our Products

  SparBar Pro Series – 3.0 Classic edition: Released May 2019, the 3.0 is the biggest, heaviest and most robust of the SparBar sparring partners. Floor mounted, shipping weight 16 pounds. Used most recently by comedian/fight fan Kevin Hart and UFC star “12 Guage” Paige VanZant, it features a 2-year warranty and heavy-duty linear motion bearings.
  SparBar Compact Series – 180 Classic editions: Wall mounted and weighing just 6 pounds, the Compact is ideal for a home gym, garage, or anywhere you train and features the same linear motion bearings in our Pro series.
  SparBar Coach Series – The same as our Classic but without the head target. This allows the coach to hold mitts for the athlete while still getting the benefit of the SparBar sparring partner’s action.
  SparBar ICE Edition – The prettiest girl at the dance. Like our 3.0 Classic but with some up-armored looks.
  SparBar Pro 4.0 will have various colors simiar to our 3.0 Classic edition will be sold on SparBar.com.
  SparBar Equipment - Sporting Bags, Handwraps, and Full Face Leather Headguards for Adults and KidsPunching Gloves - Variety of Colors for Leather and Artificial Leather Velcro Gloves for Adults and Kids.
  Boxing Equipment and Accessories - Body Protectors, Focus Pads, Noodle Sticks, Speedballs, Leather Wall Striking Targets and Punching Bags.
  SparBar Master Digital Online Classes Subscription Base Model to assist Home Gym Workout.

Operational Activities

Since our inception, we have engaged in the following significant operational activities:

  Raising money to fund additional inventory and supply chains.
  Finding cost efficient ways to ship inventory to logistical centers in the United States.
  Policing and aggressively protecting SparBar intellectual property.
  Securing USPTO registration for our trademark.
  Onboarding experienced professionals for the Advisory Committee and Athletic Advisory Committee.
  Recruiting Brand Ambassadors from the ranks of influencers, professional athletes and celebrities.
  Seeking and developing marketing and distribution channels to increase sales and revenue growth.

Research and Development

We continue to research and trial technology to enhance data capture and delivery for workouts using SparBar products. We continue to develop designs for additional modifications and accessories for our current products, and we periodically reassess our product line and design look. We are also in search of additional manufacturers with the capacity and ability to manufacture and deliver new products, new modifications, and new processes with higher quality and better efficiencies.

Plan of Operation

Our short-term operational plans for the next 12 months, assuming we secure the necessary funding, are set forth in “Plan of Operations” below. The company’s long-term strategy is to develop two distinct streams of customers, first in the United States and then globally. The first channel is the Equipment and Supplies market, where we supply thousands of fitness clubs, gyms, schools, and martial arts academies with training equipment. The second stream is the individual home fitness market, where we will develop direct sales streams via multiple online channels as well as via conventional wholesaling to retail sporting and outdoor store chains.

Potential Customers

We believe, based on our own formal and informal research, that our products appeal to two distinct markets. The first includes institutions like boxing gyms, fitness clubs, and martial arts academies, as well as the many well-equipped training centers located in professional, college, and high school sports facilities. The second market is the home fitness and combat sports enthusiast. The following is a description of those customers.

Boxing Gyms – Boxing gyms typically have a number of heavy bags, speed bags, stand-up bags, and other tools to simulate sparring both for fighters and fitness enthusiasts. The advantages of SparBar sparring partners over these conventional punching bags is significant, and these gyms have capacity for multiple SparBar products.

Fitness Clubs – Combat training has become extremely popular in the tens of thousands of urban and suburban fitness clubs throughout the USA and the world, and many clubs have dozens, even hundreds of punching bags for individual and class instruction. SparBar products’ durability, effectiveness, and classy looks make them a good fit for many of these clubs.

Martial Arts Academies – Whether instructing in Karate, Kung Fu, Tae Kwan Do, Jiujitsu, Brazilian Jiujitsu, kickboxing, or Muy Thai, martial arts instructors have found SparBar sparring assistants to provide much more realistic and dynamic training than conventional punching bags of any variety. While they typically have smaller memberships and less capacity for large orders, there are dozens of such academies and studios in every city in America and they have a strong appetite for innovative training tools.

Team Training Centers – High School and College sporting programs have followed professional sports teams’ example and built vast, well-equipped gyms and training centers for their student athletes, and punching bags and other combat training tools are frequently found in these team workout rooms, with boxing a regular part of the training regiments for many different sports. SparBar sparring partners are a natural addition to these gyms.

Individuals – Regardless of whether they will ever punch another person, the number of Americans training in boxing and other striking sports continues to grow, and our home products are a useful addition to any home gym. We intend to sell direct to these consumers via our website and social media sales channels, as well as wholesaling SparBar products to large sporting chains like Dick’s, Sports Authority, and Cabela’s. Our marketing strategy for this end user relies heavily on product endorsements by athletes and our appointed Brand Ambassadors sharing their SparBar experiences via social media.

Future Product Development

In addition to selling our existing four models of SparBar sparring partners, in the future we also expect to offer a continually evolving slate of products to consumers and institutions. We intend to have the new SparBar Pro 4.0 Classic and Ice editions up and running in Q1 2021, and the Pro Fitness and Compact 180+ Fitness editions ready in a similar time frame. We expect to debut our “Choice of Champion” range and other new boxing equipment and accessories before the end of 2021, which will feature SparBar-branded boxing gloves, punching bags, focus mitts, noodles, head guards and more. We expect our active apparel line to come on line for the consumer market in Q1 2021, while our nutrient/supplement/toiletry and grooming products line will come shortly thereafter. Finally, fall 2021 we are targeting the launch of SparBar TV and Media, a streaming entertainment service for combat sports and fitness enthusiasts.

Marketing

The company intends to offer its products to retail markets through distributors or retailers as well as offering direct commercial sales from our website, while our sales team will market and sell direct to institutional customers. As of the date of this filing, we have no oral or written agreements with distributors or retailers, and no dedicated sales staff.

We are currently developing our marketing plan, which may include some or all of the following marketing methods:

Direct Mail – The use of direct mail allows us to reach a wide audience within a targeted market. A direct mail campaign may consist of a letter of introduction and a brochure featuring the products and services provided by the Company.

Internet Marketing – The Company currently uses social networks like YouTube and Facebook as well as reaching out to industry bloggers and news sites in order to reach potential customers, and the Company sells online via its website as well as through Shopify, Amazon, Facebook, Instagram. The Company can also sponsor, or advertise with combat sports, fitness, social network, and online magazines. The Company currently offer its products for sale via the internet.

With some 250+ million views and mentions of SparBar products on social media, the Company has tapped into the organic community of SparBar users, athletes, and fans. It intends to continue to foster the engagement of this community as one of the best tools to increase market share.

Trade Shows and Special Events – The Company intends to participate in industry trade shows and events in order to create market awareness for its brand of combat sports training equipment and fitness accessories.

Public/Press Relations – SparBar products have been fortunate to be featured by numerous major publications and networks, and our staff intends to continue to aggressively push for editorial features in major fitness and sports magazines, broadcasts, podcasts, and news sites.

Influencer/Ambassador Product Placement – The Company has developed a Brand Ambassador program to enroll celebrities, professional athletes, and other influencers in using and sharing SparBar products with their followers and fans. We will grow this network with promotions, contests, and stunts to drive significant traffic to SparBar online sales.

Our Competition and Our Market Position

The largest seller of boxing equipment and merchandise in the world is Everlast Worldwide, owned by the London Stock Exchange-listed Fraser Group, and several smaller companies – Ringside, Casanova, and Venum manufacture and market boxing equipment to the US market. The only comparable product to the SparBar sparring companion is offered by Title Boxing, but the product is large and significantly more expensive than the SparBar sparring companion and Title has shown no interest thus far in offering a compact or home-gym option, limiting it from being a serious competitor to SparBar for market share. Other than Everlast these are all private companies.

We will be a small competitor in an industry composed mostly of small competitors. Some of our competitors have substantially greater financial, marketing, personnel and other resources than we do. We believe our advantage lies in our innovative inventions and intellectual property along with the strength of our brand and product reputation, as well as our “first mover” advantage.

Manufacturing and Operations

We purchase our products from SparBar LTD, which sources all products from third party manufacturing companies that manufacture products in part using tooling we own, in accordance with our specifications, and subject to our intellectual property rights. The current manufacturer of SparBar products are:

Master Electronics Technology Ltd.

M4A Unit 3 BLK 22 Yangguang Zong Luyuan Qianhai Road

Nanshan District, Shenzen City, China 0086 0755-13534149311

Producer – Professional Version 3.0, Wall Version, Accessories & Combat Products, including Gloves, Bags, Head Guards, Noodles, etc.

Sparbar LTD recently signed a Joint Product Contractual Agreement for production of Sparbar products at a custom-built facility in the Philippines. We expect the new facility to begin limited production of Sparbar products by September 17, 2021, Their address is:

TOPLINE Group of Companies

Unit 604, 6th Floor, The Globe Tower

Samar Loop Corner, Panny Road, CEBU Business Park

Cebu City, Philippines

Production

We believe capacity expansion is available in a reasonable period of time with a nominal tooling investment. These products are then combined and assembled based on customer requirements at our location. We intend to hire temporary contract labor to assemble our products based on client demand. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. In order to substantially grow our revenue base, we will require additional personnel. These personnel will be added to our team when funds are available.  We have no contracts with any manufacturing firms; we anticipate our products will be manufactured as needed and based on demand.

Intellectual Property

We rely on a combination of patent law, trade dress, copyright, trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. The Company has secured intellectual property rights via direct application to governmental authorities and via the purchase from Sparbar LTD (the “Licensor”) of an exclusive, perpetial license for the use of all SparBar LTD-owned intellectual property in connection with the business of marketing and selling SparBar products in the USA. The Company owns and licenses the following service and/or trademarks as of the date of this prospectus:

Country	Trademark	Registration No.	Mark Holder	Date of Application
UK	SparBar	UK00002645984	SparBar LTD	10/31/12
AU	SPARBAR	2072686	Sparbar, Inc.	3/1/20
EU	SPARBAR	18204086	Sparbar, Inc.	3/1/20
UK	Sparbar storm	UK00003473463	Sparbar, Inc.	3/9/20
UK	SparBar	UK00003437431	SparBar LTD	10/17/19
WIPO	SPARBAR	1391200801	SparBar LTD	10/9/19

The Company or the Licensor has applied for the following service and/or trademarks as of the date of this prospectus:

Country	Trademark	Registration No.	Mark Holder	Date of Application
USA	Sparbar	88591461	Sparbar, Inc.	8/24/19
CA	SPARBAR	2014890	Sparbar, Inc.	10/9/19
PK	SPARBAR	564466	Sparbar, Inc.	3/4/20
PK	SPARBAR	564467	Sparbar, Inc.	3/4/20
PK	SPARBAR	564468	Sparbar, Inc.	3/4/20
UK	#SPARBAR	UK00003539992	Sparbar, Inc.	10/2/20
USA	#SPARBAR	90231472	Sparbar, Inc.	10/2/20
UK	TornadoBar	UK00003551934	Sparbar, Inc.	11/4/20
UK	TorpedoBar	UK00003551938	Sparbar, Inc.	11/4/20
USA	TorpedoBar	90303269	Sparbar, Inc.	11/6/20
China	TorpedoBar	51531283	Sparbar, Inc.	11/6/20
Brazil	SPARBAR	1391200801	SparBar LTD	10/9/19
Indonesia	SPARBAR	1391200801	SparBar LTD	10/9/19
Japan	SPARBAR	1391200801	SparBar LTD	10/9/19
Mexico	SPARBAR	1391200801	SparBar LTD	10/9/19
Philipines	SPARBAR	1391200801	SparBar LTD	10/9/19
Russian Federation	SPARBAR	1391200801	SparBar LTD	10/9/19
Switzerland	SPARBAR	1391200801	SparBar LTD	10/9/19
China	SPARBAR	49296513	SparBar LTD	8/28/20
UK	BAR O	UK00003445585	SparBar LTD	11/20/19
UK	O BAR	UK00003445591	SparBar LTD	11/20/19

The Company intends to file a Provisional Application for Patent with the US Patent and Trademark Office (“PTO”) in 2021 for Sparbar’s most recent product, which includes several unique innovations to the Sparbar concept. There is no guarantee that a patent will be granted.

Governmental Regulation and Certification

We are not aware of any necessary governmental regulations or approvals for any of our products.

Personnel

We currently have 1 full-time employee: Jasvinder Singh Gill, who is our Chief Executive Officer. Lin Kuan Liang Nicolas serves as our part-time Chief Financial Officer and Kenny Lam as our part-time Chief Operating Officer. We contract with professional advisors and consultants to support our operations. We plan to use consultants and contract labor as necessary and do not plan to engage any additional full-time employees until justified by growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Since our inception, we have engaged in significant operational activities as described in “Business,” above.

We are an “emerging growth company” (“EGC”) that is exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act (“the JOBS Act”), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the U.S. Securities and Exchange Commission’s (SEC’s) reporting and disclosure rules (See “Emerging Growth Companies” section above). We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Plan of Operations

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated revenues as of the date of this Prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2020. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Results of Operations

For the Period November 27, 2019 (inception) to December 31, 2019

The Company generated $0 in revenue for the period November 27, 2019 (inception) to December 31, 2019.  Since the Company did not incur any sales, no cost of sales has been recognized.

Operating expenses, which consisted of professional fees, for the period November 27, 2019 (inception) to December 31, 2019, were $10,897.

As a result of the foregoing, we had a net loss of $10,897 for the period November 27, 2019 (inception) to December 31, 2019.

For the nine months ended September 30, 2020

The Company had no activity during the first nine months of 2019 as its inception was November 27, 2019.

Revenue. For the nine months ended September 30, 2020, the Company recognized $434,059 in revenue, as the Company began to sell Sparbar units through Amazon and Shopify during the first nine months of 2020.

Cost of Goods Sold. For the nine months ended September 30, 2020, the Company incurred $242,589 in cost of goods sold, as the company began to sell Sparbar units through Amazon and Shopify during the first nine months of 2020.

Selling, General and Administrative Expenses. For the nine months ended September 30, 2020, our selling, general and administrative expenses were $2,333,868. The expenses in 2020 primarily consisted of consulting/professional fees and the licensing fee paid to Sparbar LTD.

As a result of the foregoing, we had a net loss of $2,142,398 for the nine months ended September 30, 2020.

Liquidity and Capital Resources

For the Period November 27, 2019 (inception) to December 31, 2019

As of December 31, 2019, we had cash equivalents of $2,500.

Net cash used in operating activities was $0 for the period November 27, 2019 (inception) to December 31, 2019.

Cash flows used in investing activities were $0 for the period November 27, 2019 (inception) to December 31, 2019.

Cash flows provided by financing activities was $2,500 for the period November 27, 2019 (inception) to December 31, 2019. The change in cash flows related to financing activities is due primarily to proceeds received for sale of common stock.

As of December 31, 2019, our total assets were $2,500 and our total liabilities were $10,897.

For the nine months ended September 30, 2020

As of September 30, 2020, we had cash equivalents of $368,538.

Net cash used in operating activities was $485,226 for the nine months ended September 30, 2020. The cash flows was primarily due to cash collections of revenue of $63,444, less purchase of inventory of 329,802 less operating expenses of 218,868 paid in cash. We issued shares of common stock for consultant fees and licensing agreement with a value of $2,115,000.

Cash flows used in investing activities were $0 for the nine months ended September 30, 2020.

Cash flows provided by financing activities was $851,264 for the nine months ended September 30, 2020.  The change in cash flows related to financing activities is due to proceeds received for sale of units.

As of September 30, 2020, our total assets were $826,366 and our total liabilities were $10,897.

Our principal source of liquidity will be our operations and the sale of our common stock.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully generate revenues.

If our revenue is not sufficient to allow us to meet our cash requirements during the next twelve months, the Company may need to raise additional funds through the sale of its equity securities. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

We anticipate taking the following steps to implement our business plan in the next 12 months. Our capital requirements for implementation of these steps are estimated at $1,045,000, as set forth in the table below. During the next 12 months, we anticipate engaging in the following operational activities, although we may vary our plans depending upon operational conditions and available funding:

Event	Actions	Estimated Time	Estimated Cost
E-Commerce, Digital Resigns and Upgrades	Redesign, relaunch of SparBar.com E-Commerce platforms	Q1	$10,000
Inventory Purchases	Pay for new inventory for the start of 2021 new year	Q1	$50,000
Pre-sale Launch of new SparBar 4.0 colors	Pre-sale Launch of various colors of SparBar 4.0 sold on SparBar.com	Q1	$30,000
Launch of New Punching Gloves	Variety of Colors for Leather and Artificial Leather Velcro Gloves for Adults and Kids	Q1	$15,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q1	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q1	$10,000
Introduction of Additional SparBar Equipment	Sporting Bags, Handwraps, and Full Face Leather Headguards for Adults and Kids	Q2	$15,000
Launch of other Boxing Equipment and Accessories	Body Protectors, Focus Pads, Noodle Sticks, Speedballs, Leather Wall Striking Targets and Punching Bags	Q2	$20,000
Continued Protection of SparBar IP	Continuous build up of SparBar IP and Design Rights across the Globe	Q2	$15,000
Inventory Purchases	Pay for new inventory purchases for Q2	Q2	$100,000
Launch of Sparbar Master Digital Classes	Launching SparBar Master Digital Online Classes Subscription Base Model	Q1-Q2	$25,000
Marketing and Advertising	Advertising new equipment and accessories	Q2-Q4	$25,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q2	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q2	$10,000
Preparation and Launch of SparBar TV and Media	Focus on SparBar Media with Over 250M+ Social Media Video Views and used by World Champions, International Celebrities and Professional Fighters	Q3	$20,000
Launch Licensing Agreements with Gyms and Fitness Centers	Licensing Agreements with Gyms and Fitness Centers Creating Classes for “The SparBar Experience”	Q3	$10,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q3	$30,000
Continued R&D on current and new versions	Research and Development of current equipment upgrades and new designs	Q3	$15,000
Inventory Purchases	Pay for new inventory purchases for Q3	Q3	$200,000
Launch of Torpedo Bar	Launch of new Torpedo and Tornado Bars	Q3-Q4	$20,000
Marketing and Advertising	Advertising new equipment and accessories	Q4	$15,000
Launch of Torpedo Bar	Launch of new Torpedo and Tornado Bars	Q3-Q4	$20,000
Inventory Purchases	Pay for new inventory purchases for Q2	Q4	$400,000
Public Listing and filing fees	Accounting, Auditing, Legal, Public listing, Professional and filing fees	Q4	$20,000
Press Releases and Public Relations Fees	Corporate Company Press Releases through Premium News Circuit and Public Relations	Q4	$10,000

	TOTAL		$1,045,000

The total estimated costs of our short-term operational plans for the next twelve (12) months are $1,045,000. If we are unable to raise additional funds through private placements, registered offerings, debt financing or other sources we may need to postpone the development of our business plan. Without additional funding, we may only be partially successful or completely unsuccessful in implementing our business plan. We anticipate that our current cash on hand will enable us to maintain minimum operations and working capital requirements for at least twelve months.

As of September 30th, 2020, date, we have $368,538 in our bank account. Our estimated day-to-day operational costs, exclusive of those costs in our Plan of Operations for the next 12 months as set forth above, are estimated to be approximately $500,000 to maintain minimal operational activities during the next 12 months.  In addition, we will have $50,000 for the costs related to the filing of this Registration Statement and anticipate less than $40,000 to maintain publicly traded status thereafter. However, as stated above, in order to implement our Plan of Operations for the next 12 months we will need to secure $1,000,000 in funds. If we are unable to secure the necessary funds, we will not be able to undertake some or all of our planned business development activities. Accordingly, we anticipate, based upon the assumption of $10,000 in registration statement and day-to-day operational costs during the next 12 months, a minimum average monthly burn rate of no more than $20,000 during the next 12 months, which will be paid from our existing funds.

From our inception through September 30th, 2020, the Company sold 15,870,024 shares of our common stock for $853,760 in cash. Based upon the assumption of our monthly burn rate exclusive of those costs in our Plan of Operations for the next 12 months as set forth above, the Company currently has sufficient funds to commence some but not all of our planned activities as set forth in the table above.  We plan to start by setting up our U.S. based facilities for $20,000 during the second quarter of 2020 and will initially budget $20,000 for these efforts from existing capital. In order to fully implement Plan of Operations for the next 12 months, we will need an additional $1,000,000. Management has no written or oral agreement to advance additional funds.  If we do not secure additional funds either from operational cash flow when we begin to sell our products or additional debt or equity financing, the implementation of our planned future business development activities will be delayed.

We are a development stage company and are in the process of developing our products and services. Consequently, we have not generated significant revenues as of the date of this prospectus. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during 2020. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

DESCRIPTION OF PROPERTY

On January 1, 2020, we entered into a month-to-month lease with Titan Storage, for a total of 1,000 sq. ft. of storage space located in Stirling Road Cranmore Industrial Estate, Soilhull, England, UK B90 4NF. The monthly base rent is $1,000. The property is adequate to store and stage inventory for the near future.

On January 1, 2020, the Company entered a 12-month lease for office space with a related party, BOPC Strategies, Inc. The lease was renewed for an additional 12-month term on January 1, 2021 and we pay rent of $1,000/month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2020, the Company issued 6,000,000 shares of common stock to Sparbar LTD Jasvinder Singh Gill in exchange for licensing the SparBar name and other IP to the Company and signing a Distribution Agreement with the Company.

In January 2020, the Company issued 1,800,000 shares of common stock to Kenny Lam and Lin Kuan Liang Nicolas as compensation for their roles as directors in exchange for $1,800 each or $0.001 per share.

In January 2020, the Company issued 2,500,000 shares of common stock to I Financial Ventures Group LLC as compensation for corporate advisory and consulting services.

In November 2020, the Company memorialized its Executive Employment Agreement (the “Employment Agreement”) with Company CEO Jasvinder Singh Gill in exchange for a salary of $77,000 per year and a grant of 3,000,000 shares of Series A Preferred Convertible Voting stock with the term of the CEO’s employment commencing on November 30, 2019 and ending on November 30, 2024. See “Executive Compensation” below for more information.

On January 1, 2020, the Company entered a 12 month lease for executive office suite space with a related party, BOPC Strategies, Inc. The lease was renewed for an additional 12-month term on January 1, 2021 we pay rent of $1,000/month for a 300 sq. ft space including reception and conference room access. The address is 7 Penn Plaza Suite 420 New York, NY 10001.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

OTCQB Qualification for Quotation

Our common stock is not traded on any public market, although we intend to apply to have the prices of our common stock quoted on the OTCQB maintained by OTC Markets Group, Inc. (“OTCMarkets”), when the registration statement of which this Prospectus is a part is declared effective. There can be no assurance that a market marker will agree to file the necessary documents with FINRA to enable us to participate on the OTCMarkets for quoting on the OTCQB, nor can there be any assurance that any application filed by any such market maker for quotation on the OTCQB or other OTCMarkets tier will be approved. As of the date of this Prospectus, we have not made any arrangement with any market maker to quote our shares. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel’s prior experience and unadjusted for any pandemic-related delay and without having identified a sponsoring market maker, it could take an indeterminate amount of time after the registration statement is declared effective for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.  There is no guarantee that our stock will ever be quoted on the OTCQB.

Sales of our common stock under Rule 144

There are 10,065,024 shares of our common stock held by non-affiliates and 15,433,000 shares held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities.

10,065,024 of our shares held by non-affiliates are being registered in this offering, however all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 75 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before December 31, 2020 as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2020, including a Form 10-K for the year ended December 31, 2020, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2020, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2020.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2020, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTCQB, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

In November 2020, the Company memorialized its Executive Employment Agreement (the “Employment Agreement”) with Company CEO Jasvinder Singh Gill in exchange for a salary of $77,000 per year and a grant of 3,000,000 shares of Series A Preferred Convertible Voting stock with the term of the CEO’s employment commencing on November 30, 2019 and ending on November 30, 2024. See “Executive Compensation” below for more information.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for the Company’s last two completed fiscal years for all services rendered to the Company.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Bonus	Stock Awards	Nonqualified Deferred Compensation on Earnings	All other Compensation	Total
Jasvinder Singh Gill, CEO	2019-2020	$77,000	N/A	3,000,000 shares preferred stock	N/A	N/A	$77,000

We memorialized our relationship with Company CEO (and creator and inventor of our product line) Jasvinder Singh Gill when we executed a number of agreements with Gill, including the Executive Employment Agreement, the Lock-up Agreement and the Preferred Shareholder Agreement with the term of the CEO’s employment commencing on November 30, 2019 and ending November 30, 2024. The principal terms of the relationship are as follows:

Terms of Employment

(a)	Position. President and Chief Executive Officer
(b)	Duties. Oversee day-to-day operations, fulfillment, staff management, R&D, communications, supply chain, marketing, and all other duties as may be assigned by the Board of Directors and not inconsistent with the position.
(i)	Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.

Compensation

(a)	Base Salary
(i)	Salary. $77,000 USD per year ("Base Salary").
(ii)	Adjustments. The Base Salary may be increased, or decreased, from time to time during the term of this Agreement in the sole discretion of the Board of Directors based on the Company’s ability to pay.
(b)	Incentive Compensation Plan. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Board of Director(c) Preferred Stock. The Company issues to Executive Three Million (3,000,000) shares of Series A Convertible Preferred Voting Stock on in partial consideration of Executive’s services under the Agreement.

Intellectual Property

(a)	Ownership. Executive agrees that all copyrights, trademarks, patents, and other intellectual property rights to works or marks arising in from or in connection with the Executive's employment by Company are "work made for hire" within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.

(c)	Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.
(d)	Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
(e)	Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement’ of Company's rights in the work product.
(f)	Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.

Non-Competition

(a)	Restrictions. During the term of this Agreement and for a period of 5 years immediately following the termination of this Agreement, Executive shall not, directly or indirectly, without the prior written consent of Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any entity engaged in the design, manufacture, distribution, wholesale or retail sale, purchasing, or servicing of punching bags, mitts, or any other athletic training equipment (a “Restricted Business”).
(b)	Exceptions. Executive shall not be deemed to be in contravention of the foregoing if Employee participates as a passive investor holding up to 1% of the equity securities of a Restricted Business, which securities are publicly traded.

Non-Solicitation

During the term of this Agreement and for 5 years after any termination of this Agreement, Executive will not, without the prior written consent of the Company, either directly or indirectly, o’ Executives' own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company, or any customer of the Company.

Term of Employment

(a)	Initial Term. The term of the Executive's employment under this Agreement shall commence on November 30, 2019 and continue until November 30“ 202” (the "Term"), unless his employment is sooner terminated by the Executive.
(b)	Automatic Renewal. Commencing on November 30, 2024 and on each anniversary of that date thereafter, the Term shall be extended for an additional one-year period.
(c)	Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 60 days prior to each such anniversary date.

Termination of Employment

(a)	Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.
(b)	Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of executive.
(c)	Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement is the cessation by Executive of all full-time employment of any kind.

(d)	Termination by the Company For Cause. The Company shall have the right to terminate Executive's employment under this Agreement at any time for Cause, which termination shall be effective immediately“ Termination for "Cause" shall be as defined in the Agreement.
(e)	Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive's employment under this Agreement without Cause at any time upon 90 days prior written notice to the Executive.
(f)	Termination Upon a Change in Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one year after Change in Control as defined in the Agreement, the Executive shall be entitled to Severance Benefits as stated in the Termination Benefits section.

Indemnification.

The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request.

Rights, Designations, and Restrictions on Preferred Stock Compensation

Each share of Series A Convertible Preferred Voting stock entitles the holder to vote the equivalent of 12 shares of common stock for any matter on which the common stock is entitled to vote. Assignment or transfer of the preferred stock is highly restricted by the agreements, and the Company retains a right to purchase all of the Executive’s preferred shares on the same terms as any bona fide offer received by the Executive. The Executive may convert the preferred stock at any time into shares of common stock in the Company on a 1 for 1 basis at any time. Any shares converted into common stock in the Company are restricted by a lock-up agreement.

Director Compensation

The following summary sets forth all compensation awarded to, earned by, or paid to the named directors by the Company through the date of this prospectus:

In January 2020, the Company issued 6,000,000 shares of common stock to Jasvinder Singh Gill in exchange for licensing the SparBar name and other IP owned by SparBar LTD, controlled by Mr. Gill, to the Company, and signing a Distribution Agreement with the Company.

In January 2020, the Company issued 1,800,000 shares of common stock to Kenny Lam and Lin Kuan Liang Nicolas as compensation for their roles as directors in exchange for $1,800 each or $0.001 per share.

In November 2020, the Company memorialized its Executive Employment Agreement (the “Employment Agreement”) with Company CEO and Jasvinder Singh Gill in exchange for a salary of $77,000 per year and a grant of 3,000,000 shares of Series A Preferred Convertible Voting stock with the term of the CEO’s employment commencing on November 30, 2019 and ending on November 30, 2024. See “Executive Compensation” above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Financial Statements

SPARBAR, INC.

BALANCE SHEETS

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash	$368,538	$2,500
Related party receivable	370,615	—
Inventory	87,213	—
Total current assets	826,366	2,500

Total assets	$826,366	$2,500

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses – related party	$10,897	$10,897
Total current liabilities	10,897	10,897

Total liabilities	10,897	10,897

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 490,000,000 shares authorized, 25,498,011 and 3,628,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	255	36
Common stock subscription receivable	—	(1,800)
Additional paid in capital	2,968,509	4,264
Accumulated deficit	(2,153,295)	(10,897)
Total equity (deficit)	815,469	(8,397)

Total liabilities and stockholders’ equity (deficit)	$826,366	$2,500

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF OPERATIONS

(Unaudited)

For the nine months ended
September 30, 2020
Revenues	$434,059
Cost of goods sold	242,589
Gross profit	191,470

Operating expenses:
Selling, general and administrative	2,333,868
Total operating expenses	2,333,868

Net loss	$(2,142,398)

Loss per common share, basic and diluted	$(0.09)
Weighted average number of common shares outstanding, basic and diluted	23,257,646

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

				Additional
	Common stock		Subscription	Paid in	Accumulated
	Shares	Amount	Receivable	Capital	Deficit	Total

Balance, December 31, 2019	3,628,000	$36	$(1,800)	$4,264	$(10,897)	$(8,397)
Common stock issued for cash	11,945,011	120	1,800	849,344	—	851,264
Common stock issued in connection with licensing agreement	6,000,000	60	—	999,940	—	1,000,000
Common stock issued for consulting services	3,925,000	39	—	1,114,961	—	1,115,000
Net loss	—	—	—	—	(2,142,398)	(2,142,398)
Balance, September 30, 2020	25,498,011	$255	$—	$2,968,509	$(2,153,295)	$815,469

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

For the nine months ended
September 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,142,398)
Adjustments to reconcile net loss to cash flows used in operating activities:
Common stock issued for consulting fees	1,115,000
Common stock issued in connection with licensing agreement	1,000,000
Changes in operating assets and liabilities:
Related party receivable	(370,615)
Inventory	(87,213)
Net cash used in operating activities	(485,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	851,264
Net cash provided by financing activities	851,264

Net increase in cash	366,038
Cash, beginning of the period	2,500

Cash, end of period	$368,538

Supplemental disclosures of cash flow information:
Interest paid	$—
Taxes paid	$—

See the accompanying notes to the financial statements

SparBar, Inc.

Notes to the Financial Statements

(Unaudited)

Note 1 - Organization and Basis of Operations

Sparbar, Inc ("Sparbar" and the "Company”) was incorporated under the laws of the State of Delaware on November 27, 2019.

On January 7, 2020, the Company entered a distribution and license agreement with Sparbar LTD, a United Kingdom company and manufacturer of the Sparbar equipment. The agreement licenses the Company as the exclusive agent for the manufacture, assembly, import, promotion, distribution, and sale of Sparbar product in the United States. In consideration, the Company, in first quarter 2020, issued 6,000,000 shares of Sparbar Inc. common stock to Sparbar LTD, paid $30,000 to Sparbar LTD as part of a manufacturing order, which represented the payment to LTD, and additionally paid $150,000 and $70,000 for product commitment purchases. The Company valued the shares issued at $1,000,000 which was the cost basis of the license cost of Sparbar LTD, a related party, and expensed the amount during 2020.

Note 2 – Going Concern

As of September 30, 2020, the Company has a net cash used in operating activities of $485,226. The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows the Financial Accounting Standards Board (FASB) Accounting Standards Codification for disclosures about fair value of its financial instruments and to measure the fair value of its financial instruments. The FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of the fair value hierarchy are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally unobservable inputs and not corroborated by market data.

SparBar, Inc.

Notes to the Financial Statements

(Unaudited)

Note 3 - Summary of Significant Accounting Policies (continued)

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Revenue Recognition

Revenues are recognized in accordance with ASU 2014-09, Revenue from Contracts with Customer (Topic 606). The Company recognizes revenue upon the transfer of the promised to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods. In recognizing revenue the Company applies the following steps in accordance with ASU 2014-09:

•	Identify a customer along with a corresponding contract;
•	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;
•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised good or services to a customer;
•	Allocate the transaction price to performance obligation(s) in the contract;
•	Recognize revenue when or as the Company satisfies the performance obligation(s).

Revenues consist of sales of boxing training equipment which are generally recognized when contractual shipping terms are performed for the customer, generally upon our delivery to the carrier, in accordance with the terms of the sales contract.

Shipping and Handling Fees

Shipping and handling fees billed to customers are recorded net of discounts in both sales and cost of goods sold.

Cost of goods sold

Cost of goods sold primarily consist of inventory costs, shipping cost and merchant processing fees.

Inventory

Inventories are valued at lower of average cost (which approximates first-in, first-out method) or net realizable value. Inventory consists of purchased equipment for resale. Management evaluates the need for an inventory obsolescence reserve by identifying slow-moving or obsolete inventory. Management determined a reserve for slow-moving or obsolete inventory was not necessary at September 30,2020.

Net loss Per Share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10,“Earnings Per Share ("ASC 260-10"), which requires presentation of basic and diluted“earnings per share ("EPS") on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of 34,414,672 warrants that represent potentially dilutive shares

Recently Issued Accounting Pronouncements

 There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

SparBar, Inc.

Notes to the Financial Statements

(Unaudited)

Note 4 - Related Party Transactions

Certain related parties paid formation and legal cost on behalf of the Company in the amount of $10,897 in November 2019.

On January 1, 2020, the Company entered a 12-month lease for office space with a related party, BOPC Strategies, Inc.

(a company owned by the Company’s COO). For the nine months ended September 30, 2020 the Company has recorded 9,000 of rent expense.

At this time “Sparbar Ltd”, a related party collects all the revenues and processes the fulfillment of orders and transfers the money to Sparbar Inc. upon request. As of September 30, 2020, the related party receivable from Sparbar Ltd was $370,615.

Note 5 - Stockholders’ Equity

The Company is authorized to issue 490,000,000 shares of par value $0.0001 common stock.  The Company’s common shares issued and outstanding as of September 30, 2020 and December 31, 2019 was 15,573,011 and 3,628,000, respectively.

Issuance of Common Stock for Consulting fees

During the nine months ended September 30, 2020, the Company issued to various consultants an aggregate of 3,925,000 shares with an aggregate fair value of $1,115,000 in consideration for services rendered to the Company. The fair value of shares is determined by recent cash sales to third parties.

Issuance of Common Stock for Licensing agreement

On January 7, 2020, the Company issued 6,000,000 shares to Sparbar LTD as part of the distribution and licensing agreement (See Note 1) valued at historical cost of $1,000,000.

Issuance of Common Stock for Cash

Angel Round Investment Subscription

The Angel round investment period began in December 2019 and ended in February 2020. The Angel Round Investors are investing at $0.025/Unit. Each unit consisted of: (A) one share of the Company’s common stock; (B) one Series A Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.10 per share; (C) one Series B Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.20 per share, conditioned upon the Subscriber’s prior exercise of the Series A Warrants; and (D) one Series C Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.30 per share, conditioned upon the Subscriber’s prior exercise of the Series A Warrants and the Series B Warrants.

During the nine months ended September 30, 2020, the Company sold 10,300,000 units (with each unit consisting of one share, one series A warrant, one series B warrant and one series C warrant) for proceeds of $257,500 as part of the Company’s Angel Round Investment.

The value of the warrants issued were determined using a Black Scholes model to be $12,780. The allocated value of the total unit purchase is $245,334 for the shares and $12,166 for the warrants.

SparBar, Inc.

Notes to the Financial Statements

(Unaudited)

Note 5 - Stockholders’ Equity (continued)

Series A Round Investment Subscription

The Series A round investment period began in February 2020 and ended in April 2020. The Series A Round Investors are investing at $ 0.30/Unit. Each Unit consists of: (A) one share of the Company’s common stock; (B) one Series D Warrant, exercisable for two years from the date hereof to purchase one share of the Company’s common stock at the price of $0.60 per share; (C) one Series E Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $1.00 per share, conditioned upon the Subscriber’s prior exercise of the A Warrants.

During the nine months ended September 30, 2020, the Company sold 1,504,361 units (with each unit consisting of one share, one series D warrant and one series E warrant) for proceeds of $451,314 as part of the Company’s Series A Round Investment.

The value of the warrants issued were determined using a Black Scholes model to be $92,275. The allocated value of the total unit purchase is $374,703 for the shares and $76,611 for the warrants.

Series B Round Investment Subscription

The Series B round investment period began in May 2020 and ended in June 2020. The Series B Round Investors are investing at $ 1.00/Unit. Each Unit consists of: (A) one share of the Company’s common stock; (B) one Series F Warrant, exercisable for three years from the date hereof to purchase one share of the Company’s common stock at the price of $1.50 per share; (C) one Series G Warrant, exercisable for three years to purchase one share of the Company’s common stock at the price of $2.00 per share, conditioned upon the Subscriber’s prior exercise of the F Warrants. (D) one Series H Warrant, exercisable for three years to purchase one share of the Company’s common stock at the price of $3.00 per share, conditioned upon the Subscriber’s prior exercise of the Series F Warrants and the Series G Warrants.

During the nine months ended September 30, 2020, the Company sold 140,650 units (with each unit consisting of one share, one series F warrant, one series G warrant and one series H warrant) for proceeds of $140,650 as part of the Company’s Series B Round Investment.

The fair value of the warrants issued were determined using a Black Scholes model to be $94,147. The allocated value of the total unit purchase is $84,253 for the shares and $56,397 for the warrants.

Subscription Receivable

During the nine months ended September 30, 2020, the Company collected $1,800 in satisfaction of $1,800 subscription receivable outstanding as of December 31, 2019.

Warrant Valuation

The Company evaluated the warrants under ASC 815 for potential derivative treatment but concluded that there were no derivative features included in the warrants, therefore the Company included the warrants in equity.

The warrant valuation models require the input of highly subjective assumptions. The fair value of warrants was estimated using the Black-Scholes option model. The Company calculated the fair value of the warrants, on the subscription date, using the Black-Scholes option pricing model, with the following assumptions: Expected life range of 2 – 3 years; risk-free interest rate range of 0.21% - 0.23%; expected volatility range of 62.16% - 62.86%; and expected dividend yield of 0%. Volatility was calculated using similar guideline companies in the athletic equipment industry.

SparBar, Inc.

Notes to the Financial Statements

(Unaudited)

Note 6 - Commitments and Contingencies

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred.  The Company is not aware of any pending litigation of which an unfavorable outcome is more likely–than not.

Note 7 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 8, 2021. Based on this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In November 2020, the Company issued 3,000,000 shares of Series A Preferred Convertible Voting stock to Jasvinder Singh Gill in partial compensation for his services as President and CEO of the Company pursuant to the Executive Services and Compensation Agreement  valued at $780,000 and was recorded in operating expenses in the income statement.

The spread of a novel strain of coronavirus (COVID-19) around the world in 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Sparbar, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sparbar, Inc. (the “Company”) as of December 31, 2019 and the related statements of operations, stockholders’ deficit and cash flows for the period from November 27, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from November 27, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

February 11, 2021

SPARBAR, INC.

BALANCE SHEETS

December 31,
2019

ASSETS
Current assets:
Cash	$2,500
Total current assets	2,500

Total assets	$2,500

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses - related party	$10,897
Total current liabilities	10,897

Total liabilities	10,897

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.0001 par value; 490,000,000 shares authorized, 3,628,000 shares issued and outstanding as of December 31, 2019	36
Common stock subscription receivable	(1,800)
Additional paid in capital	4,264
Accumulated deficit	(10,897)
Total stockholders’ deficit	(8,397)

Total liabilities and stockholders’ deficit	$2,500

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF OPERATIONS

(Unaudited)

November 27, 2019
(inception) to
December 31, 2019
Revenues	$—

Operating expenses:
Selling, general and administrative	10,897
Total operating expenses	10,897

Net loss	$(10,897)

Loss per common share, basic and diluted	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	2,798,743

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

				Additional
	Common Stock		Subscription	Paid in	Accumulated
	Shares	Amount	Receivable	Capital	Deficit	Total

Common stock issued for cash	3,628,000	36	(1,800)	4,264	—	2,500
Net loss	—	—	—	—	(10,897)	(10,897)
Balance, December 31, 2019	3,628,000	$36	$(1,800)	$4,264	$(10,897)	$(8,397)

See the accompanying notes to the financial statements

SPARBAR, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

November 27, 2019
(inception) to
December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,897)
Adjustments to reconcile net loss to cash flows used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	10,897
Net cash used in operating activities	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,500
Net cash provided by financing activities	2,500

Net increase in cash	2,500
Cash, beginning of the period	—

Cash, end of period	$2,500

Supplemental disclosures of cash flow information:
Interest paid	$—
Taxes paid	$—

Non cash financing activities:
Common stock issued for subscription receivable	$1,800

See the accompanying notes to the financial statements

SparBar, Inc.

Notes to the Financial Statements

December 31, 2019

Note 1 - Organization and Basis of Operations

Sparbar, Inc. ("Sparbar" and the "Company”) was incorporated under the laws of the State of Delaware on November 27, 2019.

On January 7, 2020, the Company entered a distribution and license agreement with Sparbar LTD, a United Kingdom company and Manufacturer of the Sparbar equipment. The agreement licenses the Company as the exclusive agent for the manufacture, assembly, import, promotion, distribution, and sale of Sparbar product in the United States. In consideration, the Company, in first quarter 2020, issued 6,000,000 shares of Sparbar Inc. common stock to Sparbar LTD, paid $30,000 to Sparbar LTD as part of a manufacturing order, which represented the payment to LTD, and additionally paid $150,000 and $70,000 for product commitment purchases. The Company valued the shares issued at $1,000,000 which was the cost basis of the license cost of Sparbar LTD, a related party, and expensed the amount during 2020.

Note 2 – Going Concern

To date the Company has generated no revenues from its business operations and has incurred operating losses since inception. As at December 31, 2019, the Company has a working capital deficit of $8,397 and has reported an accumulated deficit of $10,897. The Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. The ability of the Company to continue as a going concern is dependent on raising capital to fund its initial business plan and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company intends to continue to fund its business by way of private placements and advances from related parties as may be required. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows the Financial Accounting Standards Board (FASB) Accounting Standards Codification for disclosures about fair value of its financial instruments and to measure the fair value of its financial instruments. The FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of the fair value hierarchy are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally unobservable inputs and not corroborated by market data.

SparBar, Inc.

Notes to the Financial Statements

December 31, 2019

Note 3 - Summary of Significant Accounting Policies (continued)

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, approximate their fair values because of the short maturity of these instruments.

Cash Equivalents

The Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained with recognized financial institutions located in the United States. In the normal course of business, the Company may carry balances with certain financial institutions that exceed federally insured limits. The Company has not experienced losses on balances in excess of such limits and management believes the Company is not exposed to significant risks in that regard.

Net loss Per Share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10, “Earnings Per Share” ("ASC 260-10"), which requires presentation of basic and diluted “earnings per share” ("EPS") on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of 84,000 warrants.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all annual reporting periods beginning after December 15, 2019 and interim periods beginning after December 15, 2020. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.  As an emerging growth company the Company has elected the private company implementation schedule which states that this standard is effective in fiscal years beginning after December 15, 2020, and interim periods with fiscal years beginning after December 15, 2021.

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

SparBar, Inc.

Notes to the Financial Statements

December 31, 2019

Note 4 - Related Party Transactions

Certain investors paid formation cost on behalf of the Company in the amount of $10,897 in November 2019.

Note 5 - Stockholders’ Equity

The Company is authorized to issue 490,000,000 shares of par value $0.0001 common stock. As of December 31, 2019, the Company had 3,628,000 common shares issued and outstanding.

Issuance of Common Stock for Cash

During the period November 27, 2019(inception) to December 31, 2019, the Company issued 3,600,000 founders shares for cash of $1,800 and a subscription receivable of $1,800 on December 5, 2019. Cash for the subscription receivable was received in April 2020.

During the period November 27, 2019(inception) to December 31, 2019, the Company sold 28,000 units (with each unit consisting of one share, one series A warrant, one series B warrant and one series C warrant) for $700 as part of the Company’s Angel Round Investment.

The Angel round investment began in December 2019 and ended in January 2020. The Angel Round Investors are investing at $0.025/Unit. Each unit consisted of: (A) one share of the Company’s common stock; (B) one Series A Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.10 per share; (C) one Series B Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.20 per share, conditioned upon the Subscriber’s prior exercise of the Series A Warrants; and (D) one Series C Warrant, exercisable for two years to purchase one share of the Company’s common stock at the price of $0.30 per share, conditioned upon the Subscriber’s prior exercise of the Series A Warrants and the Series B Warrants.

The value of the warrants issued were determined using a Black Scholes model to be $12. The allocated value of the total unit purchase is $688 for the shares and $12 for the warrants.

The Company evaluated the warrants under ASC 815 for potential derivative treatment but concluded that there were no derivative features included in the warrants, therefore the Company included the warrants in equity.

The warrant valuation models require the input of highly subjective assumptions. The fair value of warrants was estimated using the Black-Scholes option model. The Company calculated the fair value of the warrants, on the subscription date, using the Black-Scholes option pricing model, with the following assumptions: Expected life of 2 years. Risk-free interest rate of 1.58%. Expected volatility of 50.77%. Expected Dividend yield of 0%.

See below warrants outstanding at December 31, 2019:

	Excercise Price	Total Warrants outstanding
Series A	$ 0.10	28,000
Series B	$ 0.20	28,000
Series C	$ 0.30	28,000

SparBar, Inc.

Notes to the Financial Statements

December 31, 2019

Note 6 – Commitments and Contingencies

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. The Company is not aware of any pending litigation of which an unfavorable outcome is more likely than not.

Note 7 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 8, 2021. Based on this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In January 2020, the Company issued 6,000,000 shares of common stock to Sparbar Ltd. CEO Jasvinder Singh Hill for Mr. Gill’s execution of a Distribution and Licensing Agreement dated 01/07/2020.

In November 2020, the Company issued 3,000,000 shares of Series A Preferred Convertible Voting stock, valued at $780,000, to Jasvinder Singh Gill in partial compensation for his services as President and CEO of the Company pursuant to the Executive Services and Compensation Agreement . The agreement is a five year agreement with an annual salary of $77,000 a year. At the end of the original five year term the agreement will be automatically renewed annually.

From January 2020 to April 2020, the Company issued a total of 10,328,000 shares of common stock to 20 private placement angel investors, one Non-USA Investor and the rest U.S. citizens, at $0.025 per share.

From January 2020 to April 2020, the Company issued a total of 1,554,361 shares of common stock to 29 private placement series S investors, one Non-U.S. Investor and the rest U.S. citizens, at $0.30 per share.

From May 2020 to July 2020, the Company issued a total of 140,650 shares of common stock to 5 private placement series B investors, one Non-U.S. Investor and the rest U.S. citizens, at $1.00 per share.

From February 2020 to July 2020, the Company has issued a total of 200,000 shares to 6 corporate advisors engaged by CEO Jasvinder Singh Hill.

In February 2020, Ildeme Mahinay Koch was issued 250,000 shares for her services as a corporate advisor. Koch was engaged by CEO Jasvinder Singh Hill.

In August 2020, Amy Zhou was issued 100,000 shares for her services as a corporate advisor. Zhao was engaged by professional consultant Jian Lin.

In September 2020, the Company issued Andrew Donnelly 50,000 shares her his services as a corporate advisor. Donnelly was engaged by corporate advisor Joe Long.

Corporate advisors assist the Company in assessment of business strategies and evaluation of manufacturing in products, including but not limited to: identifying strategic alliance partners with the Company and introducing a network of market participants (talent) and corporate relations across the globe.

From May 2020 to August 2020 the Company issued a total of 154,500 shares to 10 brand ambassadors engaged by CEO Jasvinder Singh Gill.

In July 2020, the Company issued 25,000 shares to brand ambassador The Coup – Melanie Marten engaged by corporate advisor Ildeme Mahinay Koch.

In July 2020, the Company issued 25,000 shares to Jackie Atkins as a brand ambassador engaged by corporate advisor Ray McCline.

In March 2020, the Company issued Roy Jones Junior 100,000 shares as a brand ambassador engaged by Roxanne Passarella.

Brand Ambassadors commit to press for the Company, provide fight night access to the Company’s media staff if applicable, wear apparel for fights, travel, sporting and non-sporting events (media). Brand Ambassadors will participate in product placements, interviews, podcasts & press conferences and help with social media branding.

In March 2020, the Company issued 300,000 shares of common stock to Green Cross Solutions Ltd. for consulting, as engaged by CEO Jasvinder Singh Hill. Green Cross Solutions Ltd. helps Sparbar Inc. with developing, promoting and expanding the Sparbar Brand throughout the world by recruiting brand ambassadors, athletes and boxing champions. Green Cross Solutions Ltd. Also helps with creation of video content and creative marketing.

In August 2020, the Company issued 50,000 shares to Lord Douglas O’Young as a consultant engaged by CEO Jasvinder Singh Hill. Douglas O’Young assisted Sparbar Inc. with supply chain management, counterfeiting investigations and data and record keeping. His consultant contract expired and he is no longer with the Company.

In August 2020, the Company issued 50,000 shares to Danny Abramov in exchange for administrative, office, web and design consulting services.

In August 2020, the Company issued 50,000 shares to Jared Yu in exchange for administrative and business consulting services.

In August 2020, the Company issued 50,000 shares to Jian Lin in exchange for administrative, logistics and business consulting services.

In August 2020, the Company issued 25,000 shares to Nikita Medvedev in exchange for multimedia, digital media, marketing and administrative consulting services.

In August 2020, the Company issued 25,000 shares to James Park in exchange for multimedia, digital media, marketing and administrative consulting services.

On January 7, 2020, the Company entered a distribution and license agreement with Sparbar LTD as discussed in Note 1.

On January 1, 2020, the Company entered a 12-month lease for office space with a related party, BOPC Strategies, Inc. The lease was renewed on January 1, 2021 for an additional 12-month term, and will terminate on December 31, 2021. We will pay rent of $1,000/month

The spread of a novel strain of coronavirus (COVID-19) around the world in the first half of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our company may and, in some cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Our bylaws require us, to the fullest extent permitted by Delaware law, to indemnify the following persons if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful: (i) directors, (ii) officers, (iii) employees, (iv) other of our representatives which are designated for indemnification by and in the discretion of the board of directors and (v) persons serving as directors or officers of other entities at our request. We have entered into indemnification agreements with all of our directors and executive officers. We currently maintain and intend to continue to maintain directors’ and executive officers’ liability insurance.

Our certificate of incorporation limits personal liability of our directors for breaches by the directors of their fiduciary duties to the fullest extent provided by Delaware law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us or our stockholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of unlawful dividends or unlawful stock purchases or redemptions and liability based on a transaction from which the director derives an improper personal benefit. Any amendment to, or repeal of, such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Other Expenses of Issuance and Distribution

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$8,173
Legal Fees and Expenses	$50,105
Accounting Fees and Expenses*	$11,500
Miscellaneous*	$5,000
Total*	$74,778

____________

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

There were no issuances of common stock for the year ended December 31, 2019.

In January 2020, the Company issued 6,000,000 shares of common stock to Sparbar Ltd. CEO Jasvinder Singh Hill for Mr. Gill’s execution of a Distribution and Licensing Agreement dated 01/07/2020. The Company also issued 3,000,000 shares of Series A Preferred Convertible Voting stock in partial compensation for Mr. Gill’s as our CEO and President.

On January 2, 2020, we issued 1,800,000 shares of our common stock to Mr. Lin Kuan Liang Nicolas in part payment for Mr. Lin’s service on the Board of the Company. Mr. Lin paid $1,800.00 for the shares at a price of $.001 per share.

On January 2, 2020, we issued 1,800,000 shares of our common stock to BOPC Strategies Inc. CEO Kenny Lam, in part payment for Mr. Lam’s service on the Board of the Company. Mr. Lam paid $1,800.00 for the shares at a price of $.001 per share.

In November 2019, I Financial Ventures Group LLC was issued 2,500,000 shares by the Company for Corporate Advisory and Consulting Services, engaged by CEO Jasvinder Singh Hill.

From January 2020 to April 2020, the Company issued a total of 10,328,000 shares of common stock to 20 private placement angel investors, one Non-USA Investor and the rest U.S. citizens, at $0.025 per share.

From January 2020 to April 2020, the Company issued a total of 1,554,361 shares of common stock to 29 private placement series S investors, one Non-U.S. Investor and the rest U.S. citizens, at $0.30 per share.

From May 2020 to July 2020, the Company issued a total of 140,650 shares of common stock to 5 private placement series B investors, one Non-U.S. Investor and the rest U.S. citizens, at $1.00 per share.

From February 2020 to July 2020, the Company has issued a total of 200,000 shares to 6 corporate advisors engaged by CEO Jasvinder Singh Hill.

In February 2020, Ildeme Mahinay Koch was issued 250,000 shares for her services as a corporate advisor. Koch was engaged by CEO Jasvinder Singh Hill.

In August 2020, Amy Zhou was issued 100,000 shares for her services as a corporate advisor. Zhao was engaged by professional consultant Jian Lin.

In September 2020, the Company issued Andrew Donnelly 50,000 shares her his services as a corporate advisor. Donnelly was engaged by corporate advisor Joe Long.

Corporate advisors assist the Company in assessment of business strategies and evaluation of manufacturing in products, including but not limited to: identifying strategic alliance partners with the Company and introducing a network of market participants (talent) and corporate relations across the globe.

From May 2020 to August 2020 the Company issued a total of 154,500 shares to 10 brand ambassadors engaged by CEO Jasvinder Singh Gill.

In July 2020, the Company issued 25,000 shares to brand ambassador The Coup – Melanie Marten engaged by corporate advisor Ildeme Mahinay Koch.

In July 2020, the Company issued 25,000 shares to Jackie Atkins as a brand ambassador engaged by corporate advisor Ray McCline.

In March 2020, the Company issued Roy Jones Junior 100,000 shares as a brand ambassador engaged by Roxanne Passarella.

Brand Ambassadors commit to press for the Company, provide fight night access to the Company’s media staff if applicable, wear apparel for fights, travel, sporting and non-sporting events (media). Brand Ambassadors will participate in product placements, interviews, podcasts & press conferences and help with social media branding.

In March 2020, the Company issued 300,000 shares of common stock to Green Cross Solutions Ltd. for consulting, as engaged by CEO Jasvinder Singh Hill. Green Cross Solutions Ltd. helps Sparbar Inc. with developing, promoting and expanding the Sparbar Brand throughout the world by recruiting brand ambassadors, athletes and boxing champions. Green Cross Solutions Ltd. Also helps with creation of video content and creative marketing.

In August 2020, the Company issued 50,000 shares to Lord Douglas O’Young as a consultant engaged by CEO Jasvinder Singh Hill. Douglas O’Young assisted Sparbar Inc. with supply chain management, counterfeiting investigations and data and record keeping. His consultant contract expired and he is no longer with the Company.

In August 2020, the Company issued 50,000 shares to Danny Abramov in exchange for administrative, office, web and design consulting services.

In August 2020, the Company issued 50,000 shares to Jared Yu in exchange for administrative and business consulting services.

In August 2020, the Company issued 50,000 shares to Jian Lin in exchange for administrative, logistics and business consulting services.

In August 2020, the Company issued 25,000 shares to Nikita Medvedev in exchange for multimedia, digital media, marketing and administrative consulting services.

In August 2020, the Company issued 25,000 shares to James Park in exchange for multimedia, digital media, marketing and administrative consulting services.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non-US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

  None of these issuances involved underwriters, underwriting discounts or commissions.
  Restrictive legends were and will be placed on all certificates issued as described above.
  The distribution did not involve general solicitation or advertising.
  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non-U.S. citizens or residents. We believed that Regulation S was available because:

  None of these issuances involved underwriters, underwriting discounts or commissions;
  We placed Regulation S required restrictive legends on all certificates issued;
  No offers or sales of stock under the Regulation S offering were made to persons in the United States;
  No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

  Access to all our books and records.
  Access to all material contracts and documents relating to our operations.
  The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Exhibit Number		Description of Document
3.1	*	Articles of Incorporation – Sparbar, Inc.

3.2	*	Bylaws – Sparbar, Inc.

4.1	*	Form of common stock Certificate of Sparbar, Inc.

5.1	*	Legal Opinion of Feinstein Law, P.C.

10.1	*	Employment Agreement – Jasvinder Singh Gill

10.2	*	Distribution and Licensing Agreement – Sparbar, Inc and Sparbar Ltd.

10.3	*	Form of Advisor Agreement

10.4	*	Form of Athlete Advisor Agreement

10.5	*	Form of Brand Ambassador Agreement

23.1	*	Consent of Marcum LLP

23.2	*	Consent of Feinstein Law, P.C. (included in Exhibit 5.1)

____________

*	Filed herewith
**	Previously filed.
***	To be filed by amendment

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, NY on February 11, 2021.

SparBar, Inc.

Title	Name	Date	Signature

President and CEO	Jasvinder Singh Gill	February 11, 2021	/s/ Jasvinder Singh Gill

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Jasvinder Singh Gill	Jasvinder Singh Gill	CEO and Director	February 11, 2021

/s/ Kenny Lam	Kenny Lam	COO and Director	February 11, 2021

/s/ Lin Kuan Liang Nicolas	Lin Kuan Liang Nicolas	CFO and Director	February 11, 2021